Exhibit 99.1

HALIFAX CORPORATION ANNOUNCES HIRING OF NEW CFO

ALEXANDRIA, VA – December 16, 2009 – Halifax Corporation of Virginia (HALX.PK   OTC) today announced that Rob Drennen has been hired to fulfill the role of CFO for the Company effective January 4, 2010. Mr. Drennen was previously employed as a consultant to the Company.  Mr Drennen will replace the Company’s current CFO ,Joseph Sciacca, who resigned to pursue other opportunities.

Charles McNew, President and Chief Executive Officer, stated, “We are pleased to welcome Rob Drennen to our management team.  Rob is a technology industry veteran with over 20 years of progressively expanding financial management experience with technology firms primarily at the CFO level. Rob is familiar with the Company’s operations having previously served as a consultant to the Company.  Mr. Drennen is also a CPA.”

Mr. McNew also stated that, “Mr. Sciacca has been instrumental in stewarding our Company through some difficult challenges and his efforts have clearly helped position the Company for the growth opportunities that are presently on the horizon. We wish Joe the absolute best in his future endeavors.”

Founded in 1967, Halifax Corporation of Virginia is an enterprise logistics and maintenance solutions company providing a wide range of technology services to commercial and government customers throughout the United States.  The Company’s principal products are enterprise logistics solutions and high availability hardware maintenance services.  More information on Halifax can be found at www.hxcorp.com.

Certain statements made by the Company which are not historical facts may be considered forward-looking statements, including, without limitation, statements as to trends, management’s beliefs, views, expectations and opinions, which are based upon a number of assumptions concerning future conditions that ultimately may prove to be inaccurate.  Such forward-looking statements are subject to risks and uncertainties and may be affected by various factors described in the Risk Factors section in the Company's Annual Report on Form 10-K that may cause actual results to differ materially from those in the forward-looking statements.  For further information that could affect the Company’s financial statements, please refer to the Company’s reports filed with the Securities and Exchange Commission.